Penn Series Funds, Inc.
Shareholder Meeting Voting Results (Unaudited)

Penn Series held a Special Meeting of Shareholder at the office of the Penn Mutual Life Insurance Company on Wednesday, July 22, 2009.

At the meeting the shareholders were asked to:

1. Elect a Board of Directors (Board) for the Company. The following Directors were elected to the Board:

NOMINEE				FOR		   WITHHOLD
Eugene Bay		461,742,909.562		19,265,313.435
Robert E. Chappell	462,854,461.845		18,153,761.152
David B. Pudlin		463,044,013.576		18,204,478.501
Charles E. Mather III	462,803,744.496		18,204,478.501
M. Donald Wright	462,842,864.314		18,145,358.683

2. Approve a manager of managers structure for the Balanced Fund. The following votes were cast:

						FOR		AGAINST		ABSTAIN
Shares Voted Pursuant to Instructions		855,889.028	83,254.678	40,648.431
Other Shares Voted in Same Proportion		4,707,145.255	446,639.980	223,092.758
Total Shares Voted				5,563,034.283	529,894.658	263,741.189

3. Approve a manager of managers structure for the Large Core Growth Fund. The following votes were cast:

						FOR		AGAINST		ABSTAIN
Shares Voted Pursuant to Instructions		2,723,177.744	107,869.168	35,096.130
Other Shares Voted in Same Proportion		11,585,546.011	463,352.151	152,871.684
Total Shares Voted				14,308,723.755	571,221.319	187,967.814

4. Approve a manager of managers structure for the Large Core Value Fund. The following votes were cast:

						FOR		AGAINST		ABSTAIN
Shares Voted Pursuant to Instructions		2,280,094.281	60,922.927	43,255.666
Other Shares Voted in Same Proportion		13,102,386.236	351,220.528  	248,780.437
Total Shares Voted				15,382,480.517	412,143.455	292,036.103

5. Approve a manager of managers structure for the Emerging Markets Equity Fund. The following votes were cast:

						FOR		AGAINST		ABSTAIN
Shares Voted Pursuant to Instructions		1,353,184.647	20,596.530	22,400.828
Other Shares Voted in Same Proportion		7,313,322.010	112,494.184	122,818.267
Total Shares Voted				8,666,506.657	133,090.714	145,219.095